Exhibit 99.1

Abtech Holdings Appoints Seasoned Water Industry and

Financial Expert to Its Board of Directors

Scottsdale, AZ, – November 5, 2013 – Abtech Holdings, Inc. (OTC QB: ABHD) (“AbTech” or the “Company”), a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today announced the appointment of William C. McCartney to its Board of Directors and its audit committee. Mr. McCartney’s career spans over 27 years with Watts Water Technologies, Inc. (NYSE: WTS), where he played a key role in the company’s 36 acquisitions and its fourfold growth during his tenure, recently retiring after serving the last 12 years as its Chief Financial Officer.

Founded in 1874, Watts Water Technologies is headquartered in Massachusetts and provides water quality solutions to residential, industrial, municipal and commercial customers throughout the United States, Europe, Asia, Canada, the Middle East and Africa. The company generated approximately $1.5 billion in sales in 2012 and its market capitalization exceeds $2 billion.

Mr. McCartney began his career at Honeywell working as a manufacturing accountant and also served in various financial controller capacities for Gould. He joined Watts Water Technologies in 1985 as its controller, became its Vice President of Finance in 1994 and was named the company’s Chief Financial Officer in 2000. Mr. McCartney managed the company’s global financial and information technology, including strategic planning, tax and treasury functions, regulatory reporting and, importantly, directed a highly successful global acquisition campaign. Mr. McCartney received a Bachelor of Science degree in business administration and accounting from Boston College and earned a Master of Science degree in finance from Bentley College. He currently serves on the boards of New England Hemophilia Association and Merrimac Valley YMCA.

“Over the years, our Company successfully created and developed a technology that addresses a growing environmental problem. We have done extensive testing in the lab and in the field, and are now prepared for commercialization at a time when the need for an effective solution is reaching critical proportions. With our first marquee contract received, AbTech has now entered its commercial growth cycle,” said Glenn Rink, AbTech’s President and CEO. “Bill is recognized for building shareholder value and is credited with many deep strategic relationships within both the international water service industry as well as the international investment community. Bill McCartney’s successful experience in strategic development, achieving both organic and acquisition growth, while implementing strong financial oversight and cost controls will add an important dimension to our already diversified Board. We are looking forward to his participation on our Board and gaining from his wealth of financial experience and water solutions background, having served as the Chief Financial Officer for a large, multi-national water service company.”

Mr. McCartney commented, “Water quality concerns have reached a critical point in environmental preservation and its impact on human health. At Watts, our products and services centered around providing pure, clean water delivered in a safe and efficient manner.  Governments around the world are increasingly recognizing the urgency for remedial action and are responding with expanded regulations.”  Mr. McCartney added, “Since the mid-1980s, we supplemented our internal growth with a rigorous acquisition strategy, scanning the globe for innovative companies with important new technologies.  AbTech’s recently commercialized product, Smart Sponge®, is an innovative technology that addresses water contamination with a cost-effective, filtration media platform.  The potential applications for such a product is far reaching, and the Company’s recent model of providing comprehensive solutions is a strategy I have witnessed over the years that has generally been met with great success.  I look forward to contributing my knowledge to this phase of the company’s growth cycle.”

Investor Contact:

Yvonne Zappulla	or	Lane J. Castleton
Managing Director		Chief Financial Officer
Grannus Financial Advisors, Inc.		Abtech Holdings, Inc.
212-681-4108		480-874-4000
Yvonne@GrannusFinancial.com		lcastleton@abtechindustries.com

ABOUT ABTECH HOLDINGS, INC. (OTCQB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech's offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech's teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. AEWS Engineering (a subsidiary of Abtech Holdings, Inc.), is an independent engineering civil and environmental engineering firm partnered with top research and engineering universities. By focusing on bringing new engineering and technology innovation to the water infrastructure sector, AEWS is positioned to be at the forefront of stormwater Best Management Practices development and to deliver the latest in design excellence to its customers. For more information please visit www.abtechindustries.com. More information on AEWS Engineering can be found at www.aewsengineering.com.

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